Exhibit 99.1

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FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Fourth Quarter and Year End 2008 Results
Nashville, Tenn., February 3, 2009 — HCA today announced financial and operating results for its fourth quarter ended December 31, 2008.
Fourth Quarter Summary:
•	Revenues increased 5.6 percent to $7.265 billion.

•	Net income totaled $276 million, compared to $278 million in the fourth quarter of 2007.

•	Adjusted EBITDA totaled $1.237 billion, compared to $1.153 billion in the fourth quarter of 2007.

•	Interest expense decreased to $500 million, from $541 million in the fourth quarter of 2007.

•	Same facility admissions increased 0.5 percent, and same facility equivalent admissions increased 1.8 percent.

•	Same facility revenue per equivalent admission increased 4.8 percent.

•	Same facility total surgeries increased 0.4 percent.
Revenues during the fourth quarter of 2008 totaled $7.265 billion, compared to $6.883 billion in the fourth quarter of 2007. On a same facility basis, revenues in the fourth quarter of 2008 increased 6.8 percent compared to the fourth quarter of 2007. Adjusted EBITDA in the fourth quarter of 2008 totaled $1.237 billion, compared to $1.153 billion in the fourth quarter of 2007. Net income for the fourth quarter of 2008 totaled $276 million, compared to $278 million in the fourth quarter of 2007. Results for the fourth quarter of 2008 include gains on sales of facilities of $7 million compared to $139 million in the fourth quarter of 2007. Fourth quarter 2008 results also include an $11 million charge for impairment of long-lived assets.
The provision for doubtful accounts decreased to $889 million, or 12.2 percent of revenues, in the fourth quarter of 2008 from $912 million, or 13.2 percent of revenues, in the fourth quarter of 2007. Same facility uninsured admissions decreased 0.4 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007.
Interest expense decreased to $500 million in the fourth quarter of 2008, compared to $541 million in the fourth quarter of 2007, due primarily to a reduction in the average effective interest rate on total debt.
The provision for income taxes resulted in low effective tax rates for the fourth quarters of both 2008 (11 percent effective tax rate) and 2007 (20 percent effective tax rate). The provision for income taxes for the fourth quarter of 2008 was reduced, primarily due to a favorable revision to the proposed disallowance of a portion of prior period expense and related interest. The provision for income taxes for the fourth quarter of 2007 was reduced, primarily due to the recognition of certain state tax benefits.

Same facility admissions increased 0.5 percent and same facility equivalent admissions increased 1.8 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007. Same facility inpatient surgeries declined 0.7 percent, while outpatient surgeries increased 1.1 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007. Same facility revenue per equivalent admission increased 4.8 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007. Same facility charity and uninsured discounts totaled $985 million in the fourth quarter of 2008 compared to $781 million in the fourth quarter of 2007.
Revenues for the year ended December 31, 2008 increased 5.6 percent to $28.374 billion compared to $26.858 billion in 2007. Adjusted EBITDA totaled $4.574 billion for 2008 compared to $4.592 billion in 2007. Net income totaled $673 million for 2008 compared to $874 million in 2007. The operating results include gains on sales of facilities of $97 million in 2008 compared to $471 million in 2007 and impairments of long-lived assets of $64 million in 2008 compared to $24 million in 2007.
As of December 31, 2008, HCA’s balance sheet reflected cash and cash equivalents of $465 million, total debt of $26.989 billion, and total assets of $24.280 billion. Capital expenditures totaled $485 million for the fourth quarter of 2008 and $1.600 billion for the year ended December 31, 2008.
As of December 31, 2008, HCA operated 166 hospitals and 105 freestanding surgery centers, including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=55052 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are intended to comply with the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization; (3) increases in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts, particularly in the current economic downturn; (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures; (10) changes in federal, state or local laws or regulations affecting the health care industry; (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel; (12) the possible enactment of federal or state health care reform; (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities; (14) changes in accounting practices; (15) changes in general economic conditions nationally and regionally in our markets; (16) future divestitures which may result in charges; (17) changes in business strategy or development plans; (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (19) delays in receiving payment for services provided; (20) potential liabilities and other claims that may be asserted against us; (21) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this release refer to HCA Inc. and its affiliates.

HCA Inc.
Condensed Consolidated Income Statements
Fourth Quarter
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio

Revenues	$7,265	100.0%	$6,883	100.0%

Salaries and benefits	2,877	39.6	2,712	39.4
Supplies	1,157	15.9	1,111	16.2
Other operating expenses	1,158	16.0	1,047	15.2
Provision for doubtful accounts	889	12.2	912	13.2
Equity in earnings of affiliates	(53)	(0.7)	(50)	(0.7)
Gains on investments	—	—	(2)	—
Depreciation and amortization	354	4.9	354	5.0
Interest expense	500	6.9	541	7.9
Gains on sales of facilities	(7)	(0.1)	(139)	(2.0)
Impairment of long-lived assets	11	0.1	—	—

	6,886	94.8	6,486	94.2

Income before minority interests and income taxes	379	5.2	397	5.8

Minority interests in earnings of consolidated entities	68	0.9	48	0.7

Income before income taxes	311	4.3	349	5.1

Provision for income taxes	35	0.5	71	1.1

Net income	$276	3.8	$278	4.0

HCA Inc.
Condensed Consolidated Income Statements
For the Years Ended December 31, 2008 and 2007
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio

Revenues	$28,374	100.0%	$26,858	100.0%

Salaries and benefits	11,440	40.3	10,714	39.9
Supplies	4,620	16.3	4,395	16.4
Other operating expenses	4,554	16.1	4,241	15.7
Provision for doubtful accounts	3,409	12.0	3,130	11.7
Equity in earnings of affiliates	(223)	(0.8)	(206)	(0.8)
Gains on investments	—	—	(8)	—
Depreciation and amortization	1,416	5.0	1,426	5.4
Interest expense	2,021	7.1	2,215	8.2
Gains on sales of facilities	(97)	(0.3)	(471)	(1.8)
Impairment of long-lived assets	64	0.2	24	0.1

	27,204	95.9	25,460	94.8

Income before minority interests and income taxes	1,170	4.1	1,398	5.2

Minority interests in earnings of consolidated entities	229	0.8	208	0.8

Income before income taxes	941	3.3	1,190	4.4

Provision for income taxes	268	0.9	316	1.1

Net income	$673	2.4	$874	3.3

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2008	2007	2008	2007
Revenues	$7,265	$6,883	$28,374	$26,858

Net income	$276	$278	$673	$874
Gains on sales of facilities (net of tax)	(5)	(88)	(58)	(291)
Impairment of long-lived assets (net of tax)	7	—	41	15

Net income, excluding gains on sales of facilities and impairment of long-lived assets	278	190	656	598
Depreciation and amortization	354	354	1,416	1,426
Interest expense	500	541	2,021	2,215
Minority interests in earnings of consolidated entities	68	48	229	208
Provision for income taxes	37	20	252	145

Adjusted EBITDA (a)	$1,237	$1,153	$4,574	$4,592

(a)	Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.
Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities and impairment of long-lived assets and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.
Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,	December 31,
	2008	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$465	$444	$393
Accounts receivable, less allowance for doubtful accounts	3,780	3,699	3,895
Inventories	737	716	710
Deferred income taxes	914	722	592
Other	405	517	615

Total current assets	6,301	6,098	6,205

Property and equipment, at cost	23,714	23,406	22,579
Accumulated depreciation	(12,185)	(11,968)	(11,137)

	11,529	11,438	11,442
Investments of insurance subsidiary	1,422	1,483	1,669
Investments in and advances to affiliates	842	824	688
Goodwill	2,580	2,601	2,629
Deferred loan costs	458	478	539
Other	1,148	871	853

	$24,280	$23,793	$24,025

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,370	$1,191	$1,370
Accrued salaries	854	849	780
Other accrued expenses	1,282	1,235	1,391
Long-term debt due within one year	404	368	308

Total current liabilities	3,910	3,643	3,849
Long-term debt	26,585	26,673	27,000
Professional liability risks	1,108	1,114	1,233
Deferred taxes and other liabilities	1,782	1,375	1,379
Minority interests in equity of consolidated entities	995	969	938

Equity securities with contingent redemption rights	155	163	164
Stockholders’ deficit	(10,255)	(10,144)	(10,538)

	$24,280	$23,793	$24,025

HCA Inc.
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007
(Dollars in millions)

	2008	2007
Cash flows from operating activities:
Net income	$673	$874
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	3,409	3,130
Depreciation and amortization	1,416	1,426
Income taxes	(448)	(105)
Gains on sales of facilities	(97)	(471)
Impairment of long-lived assets	64	24
Change in operating assets and liabilities	(3,367)	(3,615)
Change in minority interests	36	40
Share-based compensation	32	24
Other	79	69

Net cash provided by operating activities	1,797	1,396

Cash flows from investing activities:
Purchase of property and equipment	(1,600)	(1,444)
Acquisition of hospitals and health care entities	(85)	(32)
Disposition of hospitals and health care entities	193	767
Change in investments	21	207
Other	4	23

Net cash used in investing activities	(1,467)	(479)

Cash flows from financing activities:
Net change in revolving bank credit facility	700	(520)
Repayment of long-term debt	(960)	(750)
Issuance of common stock	—	100
Other	2	12

Net cash used in financing activities	(258)	(1,158)

Change in cash and cash equivalents	72	(241)
Cash and cash equivalents at beginning of period	393	634

Cash and cash equivalents at end of period	$465	$393

Interest payments	$1,979	$2,163
Income tax payments, net of refunds	$716	$421

HCA Inc.
Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2008	2007	2008	2007
Consolidating Hospitals:

Number of Hospitals	158	161	158	161
Weighted Average Licensed Beds	38,474	38,784	38,422	39,065
Licensed Beds at End of Period	38,504	38,405	38,504	38,405

Reported:
Admissions	380,100	384,000	1,541,800	1,552,700
% Change	-1.0%		-0.7%
Equivalent Admissions	587,300	585,300	2,363,600	2,352,400
% Change	0.4%		0.5%
Revenue per Equivalent Admission	$12,370	$11,760	$12,005	$11,417
% Change	5.2%		5.2%
Inpatient Revenue per Admission	$11,742	$11,121	$11,336	$10,718
% Change	5.6%		5.8%

Patient Days	1,865,100	1,881,200	7,611,000	7,683,000
Equivalent Patient Days	2,882,100	2,867,400	11,667,700	11,639,700

Inpatient Surgery Cases	121,300	126,500	493,100	516,500
% Change	-4.2%		-4.5%
Outpatient Surgery Cases	201,900	200,100	797,400	804,900
% Change	0.9%		-0.9%

Emergency Room Visits	1,276,900	1,288,300	5,246,400	5,116,100
% Change	-0.9%		2.5%

Outpatient Revenues as a Percentage of Patient Revenues	37.5%	36.9%	37.4%	36.9%

Average Length of Stay	4.9	4.9	4.9	4.9

Occupancy	52.7%	52.7%	54.1%	53.9%
Equivalent Occupancy	81.5%	80.3%	82.9%	81.7%

Same Facility:
Admissions	375,200	373,500	1,515,900	1,502,700
% Change	0.5%		0.9%
Equivalent Admissions	578,900	568,500	2,319,300	2,276,600
% Change	1.8%		1.9%
Revenue per Equivalent Admission	$12,338	$11,768	$11,990	$11,411
% Change	4.8%		5.1%
Inpatient Revenue per Admission	$11,761	$11,139	$11,361	$10,738
% Change	5.6%		5.8%

Inpatient Surgery Cases	120,400	121,300	485,800	488,400
% Change	-0.7%		-0.5%
Outpatient Surgery Cases	198,200	196,100	783,800	785,200
% Change	1.1%		-0.2%

Emergency Room Visits	1,255,200	1,252,000	5,128,700	4,952,000
% Change	0.3%		3.6%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	158	161	158	161
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	166	169	166	169